                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-86360


           Prospectus Supplement to Prospectus dated April 29, 2002.

                                  $500,000,000

                              FIFTH THIRD BANCORP

                   4.50% Subordinated Notes due June 1, 2018

                         ------------------------------

     Fifth Third Bancorp will pay interest on the Notes on June 1 and December 1 of each year. The first such payment will be made on December 1, 2003. The Notes will be unsecured subordinated obligations of Fifth Third Bancorp. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

     THE NOTES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                         ------------------------------

                                                                Per Note               Total
                                                                --------               -----
Initial public offering price............................        99.653%            $498,265,000
Underwriting discount....................................         0.750%            $  3,750,000
Proceeds, before expenses, to Fifth Third Bancorp........        98.903%            $494,515,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from May 23, 2003 and must be paid by the purchaser if the Notes are delivered after May 23, 2003.

                         ------------------------------

     The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on May 23, 2003.

GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS

CITIGROUP
                     FIFTH THIRD SECURITIES, INC.

                                                        UBS WARBURG

                         ------------------------------

                   Prospectus Supplement dated May 20, 2003.

                      DOCUMENTS INCORPORATED BY REFERENCE

     In this prospectus supplement and the accompanying prospectus, as permitted by law, we "incorporate by reference" information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and accompanying prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and accompanying prospectus and information incorporated by reference into this prospectus supplement and accompanying prospectus, you should rely on the information contained in the document that was filed later.

     We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until our offering under this prospectus supplement is completed. The information in any such document referred to in Item 402(a)(8) of Regulation S-K of the SEC shall not be deemed incorporated by reference herein.

     - Annual Report on Form 10-K for the year ended December 31, 2002;

     - Quarterly Report on Form 10-Q for the period ended March 31, 2003;

     - Current Reports on Form 8-K dated March 27, 2003 and April 15, 2003; and

     - Proxy Statement on Schedule 14A dated February 27, 2003.

     You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, from the Executive Vice President, General Counsel and Secretary, Fifth Third Bancorp, Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio 45263 (telephone: (513) 579-5300).

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "forecast," "projected," "intends to" or other similar words. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

     Our actual results, performance or achievements could be significantly different from the results expressed in or implied by any forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures on financial institutions may increase significantly; (2) changes in the interest rate environment may reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions are inherently uncertain; (4) general economic conditions, either national or in the states in which we do business, may be less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes may adversely affect the businesses in which we are engaged; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues;
(9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; and (10) the outcome of regulatory or legal proceedings. You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See "Documents Incorporated by Reference" on page S-1 and "Where You Can Find More Information" in the accompanying prospectus.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the Notes for general corporate purposes.

                          CONSOLIDATED EARNINGS RATIOS

     The following table provides Fifth Third's consolidated ratios of earnings to fixed charges:

                                              THREE MONTHS        YEARS ENDED DECEMBER 31,
                                                 ENDED        --------------------------------
                                             MARCH 31, 2003   2002   2001   2000   1999   1998
                                             --------------   ----   ----   ----   ----   ----
CONSOLIDATED RATIOS OF EARNINGS TO FIXED
  CHARGES
Excluding interest on deposits.............       5.96x       5.75x  3.24x  2.89x  3.32x  3.17x
Including interest on deposits.............       3.12        2.69   1.72   1.62   1.72   1.60
CONSOLIDATED RATIOS OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED STOCK
  DIVIDEND REQUIREMENTS
Excluding interest on deposits.............       5.96x       5.74x  3.24x  2.89x  3.31x  3.17x
Including interest on deposits.............       3.12        2.69   1.72   1.62   1.71   1.60

     For purposes of computing both the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements:

     - earnings represent net income before extraordinary items plus applicable income taxes and fixed charges;

     - fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases;

     - fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases; and

     - pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

                              DESCRIPTION OF NOTES

     The Notes are a series of "subordinated debt securities" as defined in the accompanying prospectus and will be issued under the subordinated indenture described in that prospectus. This section summarizes the specific financial and legal terms of the Notes that are more generally described under the section entitled "Debt Securities" beginning on page 7 of the accompanying prospectus (as that section relates to our subordinated debt securities). If anything described below is inconsistent with the terms applicable to our subordinated debt securities described under the section entitled "Debt Securities" in the accompanying prospectus, the terms described below will prevail.

     - TITLE:  4.50% Subordinated Notes due June 1, 2018.

     - TOTAL PRINCIPAL AMOUNT BEING ISSUED:  $500,000,000.

     - MATURITY DATE:  June 1, 2018.

     - INTEREST RATE:  4.50% per annum.

     - DAY COUNT CONVENTION: Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     - DATE INTEREST STARTS ACCRUING:  May 23, 2003.

     - INTEREST PAYMENT DATES: Every June 1 and December 1. If any interest payment date or the maturity date of the Notes falls on a day which is not a business day, the related payment of principal of or interest on the Notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be.

     - FIRST INTEREST PAYMENT DATE:  December 1, 2003.

     - REGULAR RECORD DATES FOR INTEREST: Every May 15 and November 15 preceding the related interest payment date.

     - FORM OF NOTES: The Notes will be issued as global securities, and may be withdrawn from the Depositary only in the limited situations described on page 63 of the accompanying prospectus.

     - NAME OF DEPOSITARY:  The Depository Trust Company ("DTC").

     - TRADING IN DTC: Indirect holders that trade their beneficial interests in the Global Securities through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

     - REDEMPTION: The Notes are not subject to redemption at the option of Fifth Third, or repayment at the option of the holders, in whole or in part, prior to the maturity date.

     - SINKING FUND:  There is no sinking fund.

     - DEFEASANCE: We may choose to terminate some of our obligations under the Notes as described under "Defeasance and Discharge" on page 14 of the accompanying prospectus.

     - TRUSTEE: Fifth Third will issue the Notes under a subordinated indenture with Wilmington Trust Company, as Trustee. As described under "Junior Subordinated Debentures" beginning on page 45 of the accompanying prospectus, Wilmington Trust Company also acts as trustee under our Junior Subordinated Indenture dated as of March 20, 1997. If an event of default under the Notes occurs, the Trustee may be considered to have a conflicting interest with respect to the Notes or the Junior Subordinated Indenture for purposes of the Trust Indenture Act of 1939, as amended. In that case, the Trustee may be required to resign as trustee under the subordinated indenture and we would be required to appoint a successor trustee.

     - SUBORDINATION: Our obligations to make payments on the Notes will be subordinated as described on pages 8 to 10 of the accompanying prospectus.

     - EVENTS OF DEFAULT; ACCELERATION: An event of default under the Notes will occur, and the payment of principal of the Notes may be accelerated, only in certain events involving our bankruptcy, insolvency or reorganization (but not the bankruptcy, insolvency or reorganization of any of our subsidiaries), as more fully described on pages 11 to 12 of the accompanying prospectus. There will be no right of acceleration of the payment of principal of the Notes upon a default in the payment of principal or interest on the Notes or in the performance of any of Fifth Third's covenants or agreements contained in the Notes or in the subordinated indenture.

     - ISSUANCE OF ADDITIONAL NOTES: We may, without notice to or consent of the holders or beneficial owners of the Notes, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the Notes. Any such additional notes issued may be considered part of the same series of notes under the subordinated indenture as the Notes offered by this prospectus supplement.

                                  UNDERWRITING

     Fifth Third and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table. Goldman, Sachs & Co. and Lehman Brothers Inc. are the representatives of the Underwriters.

                                                              Principal Amount
Underwriters                                                      of Notes
------------                                                  ----------------
Goldman, Sachs & Co. .......................................    $250,000,000
Lehman Brothers Inc. .......................................     100,000,000
Citigroup Global Markets Inc. ..............................      50,000,000
Fifth Third Securities, Inc. ...............................      50,000,000
UBS Warburg LLC.............................................      50,000,000
                                                                ------------
          Total.............................................    $500,000,000
                                                                ============

     The Underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

     Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.45% of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. Underwriting discounts or commissions in connection with sales of the Notes will not exceed 8%.

     The Notes are a new issue of securities with no established trading market. Fifth Third has been advised by the Underwriters that the Underwriters (other than Fifth Third Securities, Inc.) intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering of the Notes, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering of the Notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering of the Notes is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Fifth Third estimates that its share of the total expenses of the offering of the Notes, excluding underwriting discounts and commissions, will be approximately $620,000.

     Fifth Third has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Fifth Third Securities, Inc. is an affiliate of Fifth Third. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as Fifth Third Securities distributes an affiliated company's securities. Fifth Third Securities has advised us that this offering of the Notes will comply with the applicable requirements of Rule 2720.

     NASD members will not confirm initial sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

     Each Underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to Fifth Third; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

     The Notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement, the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for Fifth Third by Paul L. Reynolds, Esq., Executive Vice President, General Counsel and Secretary of Fifth Third, and by Sullivan & Cromwell LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Mr. Reynolds will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP, and Sullivan & Cromwell LLP and Sidley Austin Brown & Wood LLP will rely as to all matters of Ohio law upon the opinion of Mr. Reynolds.

                                    EXPERTS

     The consolidated financial statements of Fifth Third, except the amounts included for Old Kent Financial Corporation, incorporated in this prospectus supplement by reference to Fifth Third's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Fifth Third's adoption of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as discussed in Note 1 to the consolidated financial statements), which is also incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The separate financial statements of Old Kent Financial Corporation as of and for the year ended December 31, 2000 consolidated with those of Fifth Third and not presented separately, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report issued on January 17, 2001. Arthur Andersen consented to the inclusion of its report in our Annual Report on Form 10-K for the year ended December 31, 2001 and its incorporation by reference into the registration statement of which the prospectus forms a part. The report has not been reissued by Arthur Andersen since January 17, 2001 nor has Arthur Andersen consented to the inclusion of the report in our Annual Report on Form 10-K for the year ended December 31, 2002.

     Arthur Andersen was convicted on June 15, 2002 of federal obstruction of justice in connection with its actions regarding Enron Corp. and ceased to practice before the Securities and Exchange Commission as of August 31, 2002. As a result of the events arising out of Arthur Andersen's conviction you may have no effective remedy against it in connection with a material misstatement or omission in the financial statements it audited. Moreover, the events arising out of Arthur Andersen's conviction may adversely affect the ability of Arthur Andersen to satisfy any successful claim.

          ------------------------------------------------------------
          ------------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                            Page
                                            ----
             Prospectus Supplement
Documents Incorporated by Reference.......  S-1
Forward-Looking Statements................  S-1
Use of Proceeds...........................  S-2
Consolidated Earnings Ratios..............  S-2
Description of Notes......................  S-3
Underwriting..............................  S-5
Validity of the Notes.....................  S-7
Experts...................................  S-7

                   Prospectus
About this Document.......................    1
Where You Can Find More Information.......    1
Forward-Looking Statements................    3
Fifth Third Bancorp.......................    3
Use of Proceeds...........................    4
Consolidated Earnings Ratios..............    5
Regulatory Considerations.................    6
Debt Securities...........................    7
Preferred Stock...........................   16
Depositary Shares.........................   21
Common Stock..............................   24
Warrants..................................   29
The Issuer Trusts.........................   32
Capital Securities and Related
  Instruments.............................   34
  Junior Subordinated Debentures..........   45
  Guarantees..............................   57
  Relationship Among the Capital
     Securities and the Related
     Instruments..........................   60
Issuance of Global Securities.............   62
Plan of Distribution......................   64
Validity of Securities....................   65
Experts...................................   66

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
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                                  $500,000,000

                              FIFTH THIRD BANCORP

                            4.50% Subordinated Notes

                                due June 1, 2018

                            ------------------------

                                      LOGO
                            ------------------------
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                                   CITIGROUP
                          FIFTH THIRD SECURITIES, INC.
                                  UBS WARBURG
          ------------------------------------------------------------
          ------------------------------------------------------------